Exhibit 99.1

Travel + Leisure Co. Reports First Quarter 2023 Results and Increases Full Year 2023 Guidance

ORLANDO, Fla. (April 26, 2023) — Travel + Leisure Co. (NYSE:TNL), the world’s leading membership and leisure travel company, today reported first quarter 2023 financial results for the three months ended March 31, 2023. Highlights and outlook include:

•Net income of $64 million, $0.81 diluted earnings per share, on net revenue of $879 million

•Adjusted EBITDA of $184 million and adjusted diluted earnings per share of $0.89 (1)

•Increases expected full year adjusted EBITDA guidance to a range of $925 million to $945 million from $920 million to $940 million

•Expects second quarter adjusted EBITDA from $230 million to $240 million

•Repurchased 2.5 million shares of common stock for $102 million in the first quarter representing 3% of shares outstanding at year-end 2022

•Management will recommend a second quarter dividend of $0.45 per share for approval by the Board of Directors

•Executed $250 million term securitization on April 5, 2023

“We reported a strong quarter which saw 9% year-over-year growth of net revenue and a 29% year-over-year growth of adjusted EPS, enabling us to beat our expectations,” said Michael D. Brown, president and CEO of Travel + Leisure Co.

“With consumers continuing to prioritize travel, our outlook remains positive. Steady summer bookings as well as the continuing strength in VPG give us confidence to carry through the performance in the first quarter to the full year and we are raising our outlook for adjusted EBITDA to a range of $925 to $945 million.”

(1) This press release includes Adjusted EBITDA, Adjusted diluted EPS, Adjusted free cash flow, Gross VOI sales and Adjusted net income, which are measures that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See "Presentation of Financial Information" and the tables for the definitions and reconciliations of these non-GAAP measures. Forward-looking non-GAAP measures are presented in this press release only on a non-GAAP basis because not all of the information necessary for a quantitative reconciliation is available without unreasonable effort..

Business Segment Results

Vacation Ownership

$ in millions	Q1 2023	Q1 2022	% change
Revenue	$685	$609	12%
Adjusted EBITDA	$131	$105	25%

Vacation Ownership revenue increased 12% to $685 million in the first quarter of 2023 compared to the same period in the prior year. Net vacation ownership (VOI) sales were $338 million in the first quarter compared to $297 million in the prior year period. Gross VOI sales were $454 million compared to $379 million in the prior year. The $75 million increase in Gross VOI sales was driven by tours of 135 thousand during the quarter compared to 108 thousand in the same period last year, partially offset by a 5% decrease in VPG as a result of new owner and international tour mix.

First quarter adjusted EBITDA was $131 million compared to $105 million in the prior year period. The increase was driven by higher Gross VOI sales, partially offset by higher provision for loan losses as a result of an increase in financed sales.

Travel and Membership

$ in millions	Q1 2023	Q1 2022	% change
Revenue	$200	$201	—%
Adjusted EBITDA	$71	$82	(13)%

Travel and Membership revenue of $200 million in the first quarter of 2023 was flat compared to the same period in the prior year, as revenue per transaction growth of 2% was offset by a 2% decrease in transactions. The transaction decrease was impacted by a 2% decrease in average number of Exchange members.

First quarter Adjusted EBITDA was $71 million compared to $82 million in the prior year due to higher cost of sales driven by transaction mix, higher marketing costs to support travel clubs, and unfavorable foreign currency impact.

Balance Sheet and Liquidity

Net Debt — As of March 31, 2023, the Company's leverage ratio for covenant purposes was 3.7x. The Company had $3.5 billion of corporate debt outstanding as of March 31, 2023, which excluded $2.0 billion of non-recourse debt related to its securitized notes receivables portfolio. Additionally, the Company had cash and cash equivalents of $196 million. At the end of the first quarter, the Company had $980 million of liquidity in cash and cash equivalents and revolving credit facility availability.

Timeshare Receivables Financing — Subsequent to the end of the first quarter, the Company closed on a $250 million term securitization transaction with a weighted average coupon of 6.3% and a 91.3% advance rate.

Cash Flow — For the three months ended March 31, 2023, net cash provided by operating activities was $7 million compared to $141 million in the prior year period. Adjusted free cash flow was a use of cash of $8 million for the three months ended March 31, 2023 compared to $146 million of cash generated in the same period of 2022 due to timing of working capital, securitization activity, and inventory spend as well as higher year-over-year originations in our loan portfolio.

Share Repurchases — During the first quarter of 2023, the Company repurchased 2.5 million shares of common stock for $102 million at a weighted average price of $40.13 per share. As of March 31, 2023, the Company had $375 million remaining in its share repurchase authorization.

Dividend — The Company paid $37 million ($0.45 per share) in cash dividends on March 31, 2023 to shareholders of record as of March 15, 2023. Management will recommend a second quarter dividend of $0.45 per share for approval by the Company’s Board of Directors in May 2023.

Outlook

The Company is updating guidance regarding expectations for the 2023 full year:

•Adjusted EBITDA of $925 million to $945 million from $920 million to $940 million
•Gross VOI sales of $2.1 billion to $2.2 billion
•VPG of approximately $3,050 to $3,150
The Company is providing guidance regarding expectations for the second quarter 2023:
•Adjusted EBITDA of $230 million to $240 million
•Gross VOI sales of $550 million to $560 million
•VPG of approximately $3,050 to $3,150
This guidance is presented only on a non-GAAP basis because not all of the information necessary for a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure is available without unreasonable effort, primarily due to uncertainties relating to the occurrence or amount of these adjustments that may arise in the future. Where one or more of the currently unavailable items is applicable, some items could be material, individually or in the aggregate, to GAAP reported results.

Conference Call Information
Travel + Leisure Co. will hold a conference call with investors to discuss the Company’s results and outlook today at 8:30 a.m. ET. Participants may listen to a simultaneous webcast of the conference call, which may be accessed through the Company's website at travelandleisureco.com/investors, or by dialing 877-733-4794 ten minutes before the scheduled start time. For those unable to listen to the live broadcast, an archive of the webcast will be available on the Company's website for 90 days beginning at 12:00 p.m. ET today. Additionally, a telephone replay will be available for seven days beginning at 12:00 p.m. ET today at 877-660-6853.

Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures such as Adjusted EBITDA, Adjusted diluted EPS, Adjusted free cash flow, gross VOI sales and Adjusted net income, which include or exclude certain items, as well as non-GAAP guidance. The Company utilizes non-GAAP measures, defined in Table 5, on a regular basis to assess performance of its reportable segments and allocate resources. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors when considered with GAAP measures as an additional tool for further understanding and assessing the Company’s ongoing operating performance by adjusting for items which in our view do not necessarily reflect ongoing performance. Management also internally uses these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures for the reported periods appear in the financial tables section of the press release.

The Company may use its website as a means of disclosing information concerning its operations, results and prospects, including information which may constitute material nonpublic information, and for complying with its disclosure obligations under SEC Regulation FD. Disclosure of such information will be included on the Company’s website in the Investor Relations section at travelandleisureco.com/investors. Accordingly, investors should monitor that Investor Relations section of the Company website, in addition to accessing its press releases, its submissions and filings with the SEC, and its publicly noticed conference calls and webcasts.

About Travel + Leisure Co.
As the world’s leading membership and leisure travel company, Travel + Leisure Co. (NYSE:TNL) transformed the way families vacation with the introduction of the most dynamic points-based vacation ownership program at Club Wyndham, and the first vacation exchange network, RCI. The company delivers more than six million vacations each year at 245+ timeshare resorts worldwide, through tailored travel and membership products, and via Travel + Leisure GO - the signature subscription travel club inspired by the pages of Travel + Leisure magazine. With hospitality and responsible tourism at the heart of all we do, our 18,000+ dedicated associates bring out the best in people and places around the globe. We put the world on vacation. Learn more at travelandleisureco.com.

Forward-Looking Statements
This press release includes “forward-looking statements” as that term is defined by the Securities and Exchange Commission (“SEC”). Forward-looking statements are any statements other than statements of historical fact, including statements regarding our expectations, beliefs, hopes, intentions or strategies regarding the future. In some cases, forward-looking statements can be identified by the use of words such as “may,” “will,” “expects,” “should,” “believes,” “plans,” “anticipates,” “estimates,” “predicts,” “potential,” “continue,” “future,” or other words of similar meaning. Forward-looking statements are subject to risks and uncertainties that could cause actual results of Travel + Leisure Co. and its subsidiaries (“Travel + Leisure Co.” or “we”) to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the acquisition of the Travel + Leisure brand and the future prospects and plans for Travel + Leisure Co., including our ability to execute our strategies to grow our cornerstone timeshare and exchange businesses and expand into the broader leisure travel industry through new business extensions; our ability to compete in the highly competitive timeshare and leisure travel industries; uncertainties related to acquisitions, dispositions and other strategic transactions; the health of the travel industry and declines or disruptions caused by adverse economic conditions (including inflation, higher interest rates, and recessionary pressures), terrorism or acts of gun violence, political strife, war (including hostilities in Ukraine), pandemics, and severe weather events and other natural disasters; adverse changes in consumer travel and vacation patterns, consumer preferences and demand for our products; increased or unanticipated operating costs and other inherent business risks; our ability to comply with financial and restrictive covenants under our indebtedness; our ability to access capital and insurance markets on reasonable terms, at a reasonable cost or at all; maintaining the integrity of internal or customer data and protecting our systems from cyber-attacks; uncertainty with respect to potential resurgences of the novel coronavirus global pandemic (“COVID-19”) and its impacts; the timing and amount of future dividends and share repurchases, if any; and those other factors disclosed as risks under “Risk Factors” in documents we have filed with the SEC, including in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 22, 2023. We caution readers that any such statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, we undertake no obligation to review or update these forward-looking statements to reflect events or circumstances as they occur.

Contacts

Investors:
Christopher Agnew
Senior Vice President, FP&A and Investor Relations
(407) 626-4050
Christopher.Agnew@travelandleisure.com

Media:
Steven Goldsmith
Corporate Communications
(407) 626-5882
Steven.Goldsmith@travelandleisure.com

Travel + Leisure Co.
Table of Contents

Table Number
1.Condensed Consolidated Statements of Income (Unaudited)
2.Summary Data Sheet
3.Non-GAAP Measure: Reconciliation of Net Income to Adjusted Net Income to Adjusted EBITDA
4.Non-GAAP Measure: Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow
5.Definitions

Table 1

Travel + Leisure Co.
Condensed Consolidated Statements of Income (Unaudited)
(in millions, except per share amounts)

	Three Months Ended
	March 31,
	2023	2022
Net revenues
Service and membership fees	$420	$402
Net VOI sales	338	297
Consumer financing	103	98
Other	18	12
Net revenues	879	809

Expenses
Operating	420	381
Cost of vacation ownership interests	30	40
Consumer financing interest	25	17
Marketing	112	94
General and administrative	124	120
Depreciation and amortization	28	30
Restructuring	—	7
COVID-19 related costs	—	2
Asset impairments	—	1
Total expenses	739	692
Loss on sale of business	2	—
Operating income	138	117
Interest expense	58	47
Other (income), net	(2)	(3)
Interest (income)	(3)	(1)
Income before income taxes	85	74
Provision for income taxes	22	23
Net income from continuing operations	63	51
Gain on disposal of discontinued business, net of income taxes	1	—
Net income attributable to TNL shareholders	$64	$51

Basic earnings per share
Continuing operations	$0.81	$0.59
Discontinued operations	0.01	—
	$0.82	$0.59

Diluted earnings per share
Continuing operations	$0.81	$0.59
Discontinued operations	—	—
	$0.81	$0.59

Weighted average shares outstanding
Basic	77.5	85.9
Diluted	78.3	87.0

Table 2

Travel + Leisure Co.
Summary Data Sheet
(in millions, except per share amounts, unless otherwise indicated)

	Three Months Ended March 31,
	2023	2022	Change
Consolidated Results

Net income attributable to TNL shareholders	$64	$51	25%
Diluted earnings per share	$0.81	$0.59	37%
Net income from continuing operations	$63	$51	24%
Diluted earnings per share from continuing operations	$0.81	$0.59	37%

Net income margin	7.3%	6.3%

Adjusted Earnings
Adjusted EBITDA	$184	$170	8%
Adjusted net income	$70	$60	17%
Adjusted diluted earnings per share	$0.89	$0.69	29%

Segment Results

Net Revenues
Vacation Ownership	$685	$609	12%
Travel and Membership	200	201	—%
Corporate and other	(6)	(1)
Total	$879	$809	9%

Adjusted EBITDA
Vacation Ownership	$131	$105	25%
Travel and Membership	71	82	(13)%
Segment Adjusted EBITDA	202	187
Corporate and other	(18)	(17)
Total Adjusted EBITDA	$184	$170	8%

Adjusted EBITDA margin	20.9%	21.0%
Note: Amounts may not calculate due to rounding. See "Presentation of Financial Information" and Table 5 for Non-GAAP definitions. For a full reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures, refer to Table 3.
Due to changes in organizational structure in the second quarter of 2022, the management of Extra Holidays was transitioned to the Vacation Ownership segment. As such, the Company reclassified the results of Extra Holidays, which was previously reported within the Travel and Membership segment, into the Vacation Ownership segment. Prior period segment information has been updated to reflect this change.

Table 2
(continued)
Travel + Leisure Co.
Summary Data Sheet
(in millions, unless otherwise indicated)

	Three Months Ended March 31,
	2023	2022	Change
Vacation Ownership

Net VOI sales	$338	$297	14%
Loan loss provision	71	48	47%
Gross VOI sales, net of Fee-for-Service sales	409	345	18%
Fee-for-Service sales	45	34	34%
Gross VOI sales	$454	$379	20%

Tours (in thousands)	135	108	24%
VPG (in dollars)	$3,215	$3,377	(5)%

Tour generated VOI sales	$433	$366	18%
Telesales and other	21	13	62%
Gross VOI sales	$454	$379	20%

Net VOI sales	$338	$297	14%
Property management revenue	199	185	8%
Consumer financing	103	98	5%
Other (a)	45	29	55%
Total Vacation Ownership revenue	$685	$609	12%

Travel and Membership (b)

Avg. number of exchange members (in thousands)	3,512	3,570	(2)%

Transactions (in thousands)	300	311	(4)%
Revenue per transaction (in dollars)	$347	$328	6%
Exchange transaction revenue	$104	$102	2%

Transactions (in thousands)	175	174	1%
Revenue per transaction (in dollars)	$247	$259	(5)%
Travel Club transaction revenue	$43	$45	(4)%

Transactions (in thousands)	475	485	(2)%
Revenue per transaction (in dollars)	$310	$303	2%
Travel and Membership transaction revenue	$147	$147	—%

Transaction revenue	$147	$147	—%
Subscription revenue	45	45	—%
Other (c)	8	9	(11)%
Total Travel and Membership revenue	$200	$201	—%
Note:    Amounts may not compute due to rounding.
(a)    Includes Fee-for-Service commission revenues and other ancillary revenues.
(b)    In the third quarter of 2022, the Travel and Membership segment determined that the presentation of transactions for Travel Club would be more reflective of how members use the club if it included add-on vacation travel bookings, such as car rentals. These changes are reflected in all periods presented.
(c)    Primarily related to cancellation fees, commissions, and other ancillary revenue.

Table 3

Travel + Leisure Co.
Non-GAAP Measure: Reconciliation of Net Income to
Adjusted Net Income to Adjusted EBITDA
(in millions, except diluted per share amounts)

	Three Months Ended March 31,
	2023	EPS	Margin %	2022	EPS	Margin %
Net income attributable to TNL shareholders	$64	$0.81	7.3%	$51	$0.59	6.3%
Gain on disposal of discontinued business, net of income taxes	(1)			—
Net income from continuing operations	$63	$0.81	7.2%	$51	$0.59	6.3%
Legacy items	4			1
Amortization of acquired intangibles (a)	3			2
Loss on sale of business (b)	2			—
Restructuring (c)	—			7
COVID-19 related costs	—			2
Asset impairments	—			1
Taxes (d)	(2)			(4)
Adjusted net income	$70	$0.89	8.0%	$60	$0.69	7.4%
Income taxes on adjusted net income	24			27
Interest expense	58			47
Depreciation	25			28
Stock-based compensation expense (e)	10			9
Interest income	(3)			(1)
Adjusted EBITDA	$184		20.9%	$170		21.0%

Diluted Shares Outstanding	78.3			87.0
Amounts may not calculate due to rounding. The tables above reconcile certain non-GAAP financial measures to their closest GAAP measure. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors' understanding of the overall impact of such adjustments. In addition to GAAP financial measures, the Company provides Adjusted net income, Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted diluted EPS to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. Non-GAAP measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP. Our presentation of adjusted measures may not be comparable to similarly-titled measures used by other companies. See "Presentation of Financial Information" and table 5 for the definitions of these non-GAAP measures.
(a)    Amortization of acquisition-related intangible assets is excluded from Adjusted net income and Adjusted EBITDA.
(b)    Represents the loss on sale of the Love Home Swap business.
(c)    Includes $3 million of stock-based compensation expenses for the three months ended March 31, 2022 associated with the 2022 restructuring.
(d)    Represents the tax effects on the adjustments. We determine the tax effects of the non-GAAP adjustments based on the nature of the underlying adjustment and the relevant tax jurisdictions. The tax effect of the non-GAAP adjustments was calculated based on an evaluation of the statutory tax treatment and the applicable statutory tax rate in the relevant jurisdictions.
(e)    All stock-based compensation is excluded from Adjusted EBITDA.

Table 4

Travel + Leisure Co.
Non-GAAP Measure: Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow
(in millions)

	Three Months Ended March 31,
	2023	2022

Net cash provided by operating activities	$7	$141
Property and equipment additions	(12)	(10)
Sum of proceeds and principal payments of non-recourse vacation ownership debt	(3)	13
Free cash flow	$(8)	$144
COVID-19 related adjustments (a)	—	2
Adjusted free cash flow (b)	$(8)	$146

(a)    Includes cash paid for COVID-19 expenses factored into the calculation of Adjusted EBITDA.
(b)    The Company had $17 million of net cash used in investing activities and $343 million of net cash used in financing activities for the three months ended March 31, 2023 and had $16 million of net cash used in investing activities and $79 million of net cash used in financing activities for the three months ended March 31, 2022.

Table 5
Definitions
Adjusted Diluted Earnings per Share: A non-GAAP measure, defined by the Company as Adjusted net income divided by the diluted weighted average number of common shares. Adjusted Diluted Earnings per Share is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods.
Adjusted EBITDA: A non-GAAP measure, defined by the Company as net income from continuing operations before depreciation and amortization, interest expense (excluding consumer financing interest), early extinguishment of debt, interest income (excluding consumer financing revenues) and income taxes, each of which is presented on the Condensed Consolidated Statements of Income. Adjusted EBITDA also excludes stock-based compensation costs, separation and restructuring costs, legacy items, transaction costs for acquisitions and divestitures, asset impairments/recoveries, gains and losses on sale/disposition of business, and items that meet the conditions of unusual and/or infrequent. Legacy items include the resolution of and adjustments to certain contingent assets and liabilities related to acquisitions of continuing businesses and dispositions, including the separation of Wyndham Hotels & Resorts, Inc. and Cendant, and the sale of the vacation rentals businesses. We believe that when considered with GAAP measures, Adjusted EBITDA is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Adjusted EBITDA should not be considered in isolation or as a substitute for net income/(loss) or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.
Adjusted EBITDA Margin: A non-GAAP measure, represents Adjusted EBITDA as a percentage of revenue. Adjusted EBITDA Margin is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods.
Adjusted Free Cash Flow: A non-GAAP measure, defined by the Company as net cash provided by operating activities from continuing operations less property and equipment additions (capital expenditures) plus the sum of proceeds and principal payments of non-recourse vacation ownership debt, while also adding back cash paid for transaction costs for acquisitions and divestitures, separation adjustments associated with the spin-off of Wyndham Hotels, and certain adjustments related to COVID-19. TNL believes FCF to be a useful operating performance measure to evaluate the ability of its operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, its ability to grow its business through acquisitions and equity investments, as well as its ability to return cash to shareholders through dividends and share repurchases. A limitation of using Adjusted free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating TNL is that Adjusted free cash flow does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.
Adjusted Free Cash Flow Conversion: Adjusted free cash flow as a percentage of Adjusted EBITDA. Forward-looking outlook regarding Adjusted Free Cash Flow Conversion is provided only on a non-GAAP basis because not all of the information necessary for a quantitative reconciliation is available without unreasonable effort. We use this non-GAAP performance measure to assist in evaluating our operating performance and the quality of our earnings as represented by adjusted EBITDA, and to evaluate the performance of our current and prospective operating and strategic initiatives in generating cash flows from our earnings performance. This measure also assists investors in evaluating our operating performance, management of our assets, and ability to generate cash flows from our earnings, as well as facilitating period-to-period comparisons.
Adjusted Net Income: A non-GAAP measure, defined by the Company as net income from continuing operations adjusted to exclude separation and restructuring costs, legacy items, transaction costs for acquisitions and divestitures, amortization of acquisition-related assets, debt modification costs, impairments, gains and losses on sale/disposition of business, and items that meet the conditions of unusual and/or infrequent and the tax effect of such adjustments. Legacy items include the resolution of and adjustments to certain contingent assets and liabilities related to acquisitions of continuing businesses and dispositions, including the separation of Wyndham Hotels and Cendant, and the sale of the vacation rentals businesses. Adjusted Net Income is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods.
Average Number of Exchange Members: Represents paid members in our vacation exchange programs who are considered to be in good standing.
Free Cash Flow (FCF): A non-GAAP measure, defined by TNL as net cash provided by operating activities from continuing operations less property and equipment additions (capital expenditures) plus the sum of proceeds and principal payments of non-recourse vacation ownership debt. TNL believes FCF to be a useful operating performance measure to evaluate the ability of its operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, its ability to grow its business through acquisitions and equity investments, as well as its ability to return cash to shareholders through dividends and share repurchases. A limitation of using FCF versus the GAAP measure of net cash provided by operating activities as a means for evaluating TNL is that FCF does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.
Gross Vacation Ownership Interest Sales: A non-GAAP measure, represents sales of vacation ownership interests (VOIs), including sales under the fee-for-service program before the effect of loan loss provisions. We believe that Gross VOI sales provide an enhanced understanding of the performance of our vacation ownership business because it directly measures the sales volume of this business during a given reporting period.
Leverage Ratio: The Company calculates leverage ratio as net debt divided by Adjusted EBITDA as defined in the credit agreement.
Net Debt: Net debt equals total debt outstanding, less non-recourse vacation ownership debt and cash and cash equivalents.
Tours: Represents the number of tours taken by guests in our efforts to sell VOIs.
Travel and Membership Revenue per Transaction: Represents transaction revenue divided by transactions, provided in two categories; Exchange, which is primarily RCI, and Travel Club.
Travel and Membership Transactions: Represents the number of exchanges and travel club bookings recognized as revenue during the period, net of cancellations. This measure is provided in two categories; Exchange, which is primarily RCI, and Travel Club.

Table 5
(continued)
Volume Per Guest (VPG): Represents Gross VOI sales (excluding telesales and virtual sales) divided by the number of tours. The Company has excluded non-tour sales in the calculation of VPG because non-tour sales are generated by a different marketing channel. We believe that VPG provides an enhanced understanding of the performance of our Vacation Ownership business because it directly measures the efficiency of its tour selling efforts during a given reporting period.